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         [K CAPITAL PARTNERS, LLC LETTERHEAD]            EXHIBIT 99.2


                                December 4, 2001


Tallwood Associates, Inc.
1370 Avenue of the Americas
New York, New York 10019
Attention:    Richard S. Frary

Dear Sirs:

         In furtherance of previous discussions concerning a potential transaction involving a business combination between Gyrodyne Company of America, Inc., a New York corporation ("GYRODYNE") and an entity controlled by K Capital Partners, LLC, or an affiliate thereof ("K CAPITAL") and Tallwood Associates, Inc., Tarragon Realty Investors, Inc. and/or an affiliate of one or both of such entities ("TARRAGON"), K Capital and Tarragon hereby agree, in consideration of the conditions and covenants set forth herein, as follows:

         1. TRANSACTION. K Capital and Tarragon agree to cooperate for the purposes of negotiating a business combination transaction with Gyrodyne in which an entity controlled by K Capital and Tarragon (the "ACQUISITION ENTITY") would acquire all of the outstanding shares of capital stock of Gyrodyne (the "PROPOSED TRANSACTION"). The Proposed Transaction would be structured as a tender offer by the Acquisition Entity followed by a "second step" merger of the Acquisition Entity with and into Gyrodyne, or such alternative transaction structure as the parties hereto may negotiate with Gyrodyne.

         2. ACQUISITION ENTITY. The Acquisition Entity will be a newly-formed single purpose entity formed for the purpose of effecting the Proposed Transaction. K Capital and Tarragon will each own 50% of the outstanding equity of the Acquisition Entity. In connection with the formation of the Acquisition Entity, the parties will enter into a shareholders agreement containing customary terms and conditions, including, without limitation, a buy/sell provision and providing that the parties will have equal rights as to Board representation, voting, liquidation, and dividends in such corporation. Each of K Capital and Tarragon will contribute 50% of the capital required to complete the Proposed Transaction, with K Capital contributing its Gyrodyne stock, valued at the tender offer price.

         3. DUE DILIGENCE. K Capital and Tarragon agree to cooperate fully with each other and their respective directors, officers, employees, partners, agents or representatives, including without limitation its attorneys, accountants and financial advisors (each, a "REPRESENTATIVE" and collectively, the "REPRESENTATIVES"), in connection with conducting a due diligence review of Gyrodyne.

         4. EXCLUSIVITY. Until January 30, 2002, (a) each of K Capital and Tarragon agrees that, it will not, without the prior consent of the other party hereto, effect or seek, publicly offer


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Tallwood Associates, Inc.
December 4, 2001
Page 2

or propose to effect, or cause or participate in, assist or encourage any other person or entity to effect or seek, publicly offer or propose to effect or participate in, (i) any tender or exchange offer, merger, acquisition of all or substantially all of the assets of, or other business combination involving Gyrodyne (other than pursuant to the negotiations contemplated by this letter agreement); or (ii) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) with respect to the voting securities of Gyrodyne, and (b) K Capital will not dispose of or encumber or agree to dispose of or encumber its Gyrodyne stock except in connection with the Proposed Transaction. Notwithstanding the foregoing, the restrictions set forth in the previous sentence shall not apply if either party informs the other that it will not continue to pursue a business combination transaction with Gyrodyne.

         5. PUBLIC DISCLOSURES. Prior to January 30, 2002, and thereafter pursuant to the terms of any definitive agreements between K Capital and Tarragon, K Capital and Tarragon agree to consult with each other prior to issuing any press release or otherwise making any public statements with respect to the Proposed Transaction or the formation of the Acquisition Entity and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the consent of the other party, issue such press release or make such public statement as may be required by law if it has used its reasonable best efforts to consult with the other party and to obtain such parties' consent but has been unable to do so in a timely manner.

         6. EXPENSES. Each of K Capital and Tarragon will be responsible for their own costs, expenses and charges incurred in connection with the formation of the Acquisition Entity and, prior to the execution of definitive agreements for the Acquisition Entity, the Proposed Transaction.

         7. NO DEFINITIVE AGREEMENT. K Capital and Tarragon acknowledge and agree that, until definitive agreements between K Capital and Tarragon forming the Acquisition Entity with respect to the Proposed Transaction have been executed and delivered, neither K Capital nor Tarragon will be under any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this or any written or oral expression with respect to such a transaction by any of K Capital's or Tarragon's respective Representatives except for the matters specifically agreed to in paragraphs 4, 5, 6, 7 and 8 of this letter agreement.


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Tallwood Associates, Inc.
December 4, 2001
Page 3

         8. REMEDIES. It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by a party hereto or any of its Representatives or affiliates and that the aggrieved party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach, and each party further waives any requirement for securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by a party hereto of this Agreement but shall be in addition to all other remedies at law or in equity to the aggrieved party, including all other remedies provided for herein.

         9. GOVERNING LAW. The validity, interpretation, performance and enforcement of this agreement shall be governed by the laws of the State of New York.

                           [SIGNATURE PAGE TO FOLLOW]


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Tallwood Associates, Inc.
December 4, 2001
Page 4

         Please acknowledge your agreement to the foregoing by countersigning this Agreement in the place provided below and returning it to the undersigned, whereupon this Agreement shall become a binding agreement between the parties.


                                    Very truly yours,

                                    K CAPITAL PARTNERS, LLC



                                    By:  /s/  ROBERT NEEDHAM
                                         -----------------------------------
                                         Name:  Robert Needham
                                         Title: Chief Administrative Officer
Accepted and Agreed to,
this 4th day of December, 2001

TALLWOOD ASSOCIATES, INC.


By:  /s/ RICHARD S. FRARY
     ---------------------------
     Name:  Richard S. Frary
     Title: President


TARRAGON REALTY INVESTORS, INC.


By:  /s/ WILLIAM S. FRIEDMAN
     ---------------------------
     Name:  William S. Friedman
     Title: President